Exhibit 8.2

February 16, 2011
Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017
Ladies and Gentlemen:
     We have acted as counsel to Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), in connection with the remarketing of preferred securities (the “Preferred Securities”) issued as part of the Company’s Trust PIERS Units issued on December 18, 2001 in a public offering, pursuant to the Prospectus Supplement dated February 16, 2011 (the “Prospectus Supplement”) to the Prospectus (the “Prospectus”) contained in the Company’s Registration Statement on Form S-3 (File Nos. 333-172296 and 333-172296-01) filed by the Company pursuant to the Securities Act of 1933, as amended. Except as otherwise indicated herein, all capitalized terms used in this letter have the same meaning assigned to them in the Prospectus Supplement.
     In rendering our opinion, we have examined and relied upon, without independent investigation as to matters of fact, the Prospectus Supplement and such other documents, certificates and instruments as we have considered relevant for purposes of this opinion. We have assumed without independent verification that the factual information set forth in the Prospectus Supplement is accurate and complete in all material respects and our opinion is conditioned expressly on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all of such factual information through and as of the date of issuance of the remarketed Preferred Securities. Any material changes in the facts referred to, set forth or assumed herein or in the Prospectus Supplement may affect the conclusions stated herein
     In rendering our opinion, we have considered the applicable provisions of (a) the Internal Revenue Code of 1986, as amended (the “Code”) as in effect on the date hereof, and our interpretations of the Code, (b) the applicable Treasury regulations as currently in effect and our interpretations of such regulations (the “Regulations”), (c) current administrative interpretations by the Internal Revenue Service (“Service”) of the Regulations and the Code, and (d) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect) and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and

Reinsurance Group of America, Incorporated
February 16, 2011

administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.
     Based solely upon the foregoing and in reliance thereon and subject to the exceptions, limitations and qualifications stated herein, we are of the opinion that the statements contained in the Prospectus Supplement under the caption “Material United States Federal Income Tax Consequences” insofar as such statements constitute matters of law or legal conclusions, as qualified therein, are true, correct and complete in all material respects.
     Except as expressly set forth above, we express no other opinion. We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K, and to the references to our firm name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.
Sincerely,
/s/ Bryan Cave LLP